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                                                                    Exhibit 23.1

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 7, 2001 in Radio One's Form 10-K for the year ended December 31, 2000, and consent to the use of our reports dated June 1, 2000 included in this Form 8-K, and to all references to our Firm included in or made a part of this Form 8-K, and to any incorporation by reference of such reports or references in Registration Statements on Form S-3 filed by Radio One, Inc. on October 25, 2000 and April 6, 2001, and Registration Statements on Form S-8 filed by Radio One, Inc. on May 10, 1999 and July 27, 2000.


/s/ Arthur Andersen LLP


Baltimore, Maryland,
April 9, 2001